Exhibit 99.1

ConocoPhillips Reports Fourth-Quarter Net Income of $4.4 Billion Or $2.71 Per Diluted Share

HOUSTON--(BUSINESS WIRE)--ConocoPhillips (NYSE:COP):

Earnings at a glance

	Fourth Quarter		Twelve Months
	2007	2006	2007	2006
Net income	$4,371 million	3,197 million	$11,891 million	15,550 million
Diluted income per share	$2.71	1.91	$7.22	9.66

Earnings adjusted for the second-quarter 2007 Venezuela impairment	$4,371 million	3,197 million	$16,403 million	15,550 million
Diluted earnings per share adjusted for the second-quarter 2007 Venezuela impairment	$2.71	1.91	$9.97	9.66

Revenues*	$52.7 billion	41.5 billion	$187.4 billion	183.7 billion

* Effective April 1, 2006, revenues no longer include the sales portion of buy/sell contracts, reflecting the adoption of EITF No. 04-13, “Accounting for Purchases and Sales of Inventory with the Same Counterparty.”

ConocoPhillips (NYSE:COP) today reported fourth-quarter net income of $4,371 million, or $2.71 per share. This compared with $3,197 million, or $1.91 per share, for the same quarter in 2006. Revenues were $52.7 billion, versus $41.5 billion a year ago.

“During the fourth quarter, our upstream business produced 2.26 million BOE per day, including our share of LUKOIL’s production,” said Jim Mulva, chairman and chief executive officer. “In the downstream business, our worldwide refining crude oil capacity utilization rate improved to 95 percent.

“We ended the quarter with debt of $21.7 billion, a debt-to-capital ratio of 19 percent and a cash balance of $1.5 billion. During the quarter, we repurchased $2.5 billion of ConocoPhillips common stock, funded $4.3 billion of our capital program, reduced debt by $0.2 billion, and paid $0.7 billion in dividends. This was accomplished using $6.9 billion of cash generated from operations and $0.5 billion in proceeds from asset dispositions.”

For 2007, net income was $11,891 million, or $7.22 per share, including a second-quarter, after-tax impairment of $4,512 million in the Exploration and Production segment related to the expropriation of the company’s Venezuelan oil projects. Earnings for 2007 adjusted for the Venezuela impairment were $16,403 million, or $9.97 per share, versus net income of $15,550 million, or $9.66 per share, for 2006. Revenues were $187.4 billion, versus $183.7 billion a year ago.

The results for ConocoPhillips’ business segments follow.

Exploration and Production (E&P)

Fourth-quarter financial results: E&P fourth-quarter net income was $2,608 million, compared with third-quarter net income of $2,082 million, and fourth-quarter 2006 net income of $2,087 million. The increase from the third quarter of 2007 was primarily due to higher realized commodity prices, a deferred tax benefit from a federal rate reduction recently enacted in Canada, and the release of escrowed funds in connection with the extinguishment of the Hamaca project financing. This increase was partially offset by increased production taxes, primarily due to legislation enacted by the state of Alaska; lower net gains from asset rationalization efforts; and the absence of a benefit related to retroactive adjustments for crude oil quality differentials on Trans-Alaska Pipeline System shipments. The Alaska production tax legislation impact was $234 million after-tax, of which $95 million is associated with periods prior to the fourth quarter of 2007.

The increase from the fourth quarter of 2006 was primarily due to higher realized commodity prices, the Canadian tax-rate reduction, and the benefit from the release of the escrowed funds. This increase was partially offset by higher production taxes, including the Alaska production tax legislation impact, and lower volumes.

Daily production from the E&P segment, including Canadian Syncrude and excluding the LUKOIL Investment segment, averaged 1.84 million barrels of oil equivalent (BOE) per day, an increase from 1.76 million BOE per day in the previous quarter, and a decrease from 2.05 million BOE per day in the fourth quarter of 2006. The production increase from the previous quarter was primarily due to increased volumes from the United Kingdom and Alaska, reflecting seasonality and less planned and unplanned downtime.

The production decrease from the fourth quarter of 2006 was primarily due to expropriation of the company’s Venezuelan oil projects, ConocoPhillips’ exit from Dubai, the effect of asset dispositions, planned maintenance in the Timor Sea, and unplanned downtime in Nigeria.

Before-tax exploration expenses were $268 million in the fourth quarter of 2007, compared with $218 million in the previous quarter and $391 million in the fourth quarter of 2006.

Twelve-month financial results: E&P net income for 2007 was $4,615 million, or earnings of $9,127 million adjusted for the second-quarter 2007 Venezuela impairment. This compared with $9,848 million of net income for 2006. The decrease in earnings adjusted for the Venezuela impairment was primarily due to lower volumes; higher operating costs and taxes; and increased depreciation, depletion and amortization expense. These impacts were partially offset by higher realized prices and the net benefit from the company’s asset rationalization efforts.

Midstream

Fourth-quarter financial results: The Midstream segment had fourth-quarter net income of $162 million, up from $104 million in the previous quarter and $89 million in the fourth quarter of 2006. The increases from the previous quarter and the fourth quarter of 2006 were primarily due to higher realized natural gas liquids prices.

Twelve-month financial results: Midstream net income for 2007 was $453 million, down from $476 million in 2006. The decrease was primarily due to lower realized processing margins, partially offset by higher realized natural gas liquids prices.

Refining and Marketing (R&M)

Fourth-quarter financial results: R&M net income was $1,122 million in the fourth quarter, down from $1,307 million in the previous quarter and up from $919 million in the fourth quarter of 2006. The decrease from the previous quarter was primarily due to a lower net benefit from the company’s asset rationalization efforts and the absence of a third-quarter German tax legislation benefit. This decrease was partially offset by slightly higher realized worldwide refining margins. In the United States, although market indicators were lower, the company’s realized margins benefited from planned inventory reductions and improved refining market capture due to crude differentials and clean product yield.

The increase from the fourth quarter of 2006 was primarily due to higher realized worldwide refining margins and net benefits from the company’s asset rationalization efforts. This increase was partially offset by lower volumes due to the contribution of assets to the downstream business venture with EnCana and foreign currency impacts.

The domestic refining crude oil capacity utilization rate for the fourth quarter was 96 percent, a 1 percent decrease from the previous quarter due to higher turnaround activity, partially offset by lower unplanned downtime. The international crude oil capacity utilization rate was 92 percent, up from 84 percent in the previous quarter. The increase was primarily due to the return of the Wilhelmshaven, Germany, refinery to a full quarter of production.

Worldwide, R&M’s refining crude oil capacity utilization rate was 95 percent, up slightly from 94 percent in both the previous quarter and the fourth quarter of 2006. Before-tax turnaround costs were $80 million in the fourth quarter of 2007, up from $27 million in the previous quarter and down from $94 million in the fourth quarter of 2006.

Twelve-month financial results: R&M net income for 2007 was $5,923 million, up from $4,481 million in 2006. The increase was primarily due to the company’s asset rationalization efforts and higher realized worldwide refining margins. The benefits from higher market cracks and planned inventory reductions were partially offset by the impact of specific refinery configurations and crude differentials on the company’s market capture. In addition, net income benefited from higher Gulf and East Coast refining volumes and the German tax legislation benefit. The improvement in net income was partially offset by the net impact associated with the contribution of assets to the downstream business venture with EnCana, foreign currency impacts, and lower marketing sales volumes due to the marketing disposition program.

LUKOIL Investment

Fourth-quarter financial results: LUKOIL Investment segment net income was $649 million, up from $387 million in the previous quarter and $302 million in the fourth quarter of 2006. The results include ConocoPhillips’ estimated equity share of OAO LUKOIL’s (LUKOIL) income for the fourth quarter based on market indicators and LUKOIL’s publicly available operating results.

The increase in net income from the previous quarter was primarily due to higher estimated realized prices and the net impact from the alignment of estimated net income to LUKOIL’s reported results. This increase was partially offset by higher estimated extraction and export taxes and lower estimated volumes. The increase from the fourth quarter of 2006 was primarily due to higher estimated realized prices, partially offset by the higher estimated taxes, the net impact from the alignment of estimated net income to LUKOIL’s reported results, and higher estimated operating costs.

For the fourth quarter of 2007, ConocoPhillips estimated its equity share of LUKOIL production was 426,000 BOE per day and its share of LUKOIL daily refining crude oil throughput was 227,000 barrels per day.

Twelve-month financial results: Net income for 2007 was $1,818 million, up from $1,425 million in 2006. The increase was primarily due to higher estimated realized prices, higher estimated volumes, and ConocoPhillips’ increased equity ownership. This increase was partially offset by the higher estimated taxes and operating costs, as well as the net impact from the alignment of estimated net income to LUKOIL’s reported results.

Chemicals

Fourth-quarter financial results: The Chemicals segment had fourth-quarter net income of $99 million, which included a one-time, capital-loss tax benefit of $65 million. Net income for the segment was $110 million in the third quarter of 2007 and $98 million in the fourth quarter of 2006. Excluding the one-time tax benefit, the decreases from the previous quarter and the fourth quarter of 2006 were primarily due to lower olefins and polyolefins margins, and to a lesser extent, lower margins for aromatics and styrenics.

Twelve-month financial results: Net income for 2007 was $359 million, down from $492 million in 2006. The decrease was primarily due to lower olefins and polyolefins margins and higher turnaround and repair costs, partially offset by the one-time tax benefit.

Emerging Businesses

The Emerging Businesses segment had net income of $2 million in the fourth quarter, down from $3 million in the previous quarter and $8 million in the fourth quarter of 2006. The decrease from the fourth quarter of 2006 was primarily due to higher spending associated with the company’s alternative energy programs.

Corporate and Other

Fourth-quarter Corporate expenses were $271 million after-tax, down from $320 million in the previous quarter and $306 million in the fourth quarter of 2006. The decreases from the previous quarter and the fourth quarter of 2006 were primarily due to lower net interest expense and lower acquisition-related charges, partially offset by net foreign exchange losses.

The company’s effective tax rate for the quarter was 40.3 percent. This compared with 42.3 percent in the previous quarter and 46.0 percent in the fourth quarter of 2006.

Outlook

Mr. Mulva concluded:

“We had another solid quarter, which contributed to a strong year in terms of operating performance and market conditions, enabling us to achieve positive financial results. We are delivering on our commitments, and we remain focused on continuous improvement in all of our operations.

“We were pleased to recently advance two important initiatives. Before year-end, ConocoPhillips acquired a 50 percent equity interest in the Keystone crude oil pipeline. This pipeline will play a critical role in supplying North American crude oil to refineries in the U.S. mid-continent region. In addition, we signed a Memorandum of Understanding with Qatar Petroleum International to pursue and develop international energy projects outside of Qatar, which represents an exciting opportunity for both companies.

“ConocoPhillips also recently announced its decision to join and support the World Bank’s Global Gas Flaring Reduction partnership. We are committed to minimizing the environmental impact and improving the energy and material efficiency of our operations, and are confident this partnership will lead to major progress in reducing gas flaring around the world.

“As planned, we repurchased $7 billion of ConocoPhillips common stock during the year, and the number of weighted-average diluted shares outstanding during the fourth quarter was 1,612 million. For the first quarter of 2008, we anticipate share repurchases will be between $2 billion and $3 billion.

“Our asset rationalization program remains on target, with proceeds of approximately $3.8 billion since inception. We expect to continue our rationalization efforts in 2008, including the completion of the disposition of our U.S. retail assets. We will evaluate additional opportunities to optimize and strengthen our asset portfolio as the year progresses.

“We anticipate the company’s first-quarter E&P segment production will be approximately 1.8 million BOE per day, and we expect exploration expenses to be in the range of $250 million to $300 million for the quarter. Downstream, we anticipate the worldwide refining crude oil capacity utilization rate in the first quarter to be in the mid-90-percent range. Turnaround costs are expected to be approximately $125 million before-tax for the quarter.

“Our previously announced capital program of $15.3 billion for 2008 supports our value-generating growth strategies, as well as a complementary financial strategy designed to strengthen distributions to shareholders through increased dividends and continued share repurchases.

“We look forward to discussing our 2008 capital and operating plans in greater detail when we meet with the investment community on March 12 in New York.”

ConocoPhillips is an international, integrated energy company with interests around the world. Headquartered in Houston, the company had approximately 32,600 employees, $178 billion of assets, and $187 billion of revenues as of December 31, 2007. For more information, go to www.conocophillips.com.

ConocoPhillips’ quarterly conference call is scheduled for 11 a.m. Eastern time today. To listen to the conference call and to view related presentation materials, go to www.conocophillips.com and click on the “Investor Information” link.

For financial and operational tables and detailed supplemental information, go to

www.conocophillips.com/investor/financial_reports/earnings_reports

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to, crude oil and natural gas prices; refining and marketing margins; potential failure to achieve, and potential delays in achieving expected reserves or production levels from existing and future oil and gas development projects due to operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas; unsuccessful exploratory drilling activities; lack of exploration success; potential disruption or unexpected technical difficulties in developing new products and manufacturing processes; potential failure of new products to achieve acceptance in the market; unexpected cost increases or technical difficulties in constructing or modifying company manufacturing or refining facilities; unexpected difficulties in manufacturing, transporting or refining synthetic crude oil; international monetary conditions and exchange controls; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; general domestic and international economic and political conditions, as well as changes in tax and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission (SEC). Unless legally required, ConocoPhillips undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Cautionary Note to U.S. Investors -- The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Production is distinguished from oil and gas production because SEC regulations define Syncrude as mining-related and not part of conventional oil and natural gas reserves. The company uses certain terms in this release, such as "including Canadian Syncrude," and “resources” that the SEC's guidelines strictly prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the disclosures in the company’s periodic filings with the SEC, available from the company at 600 North Dairy Ashford Road, Houston, Texas 77079 and the company’s Web site at www.conocophillips.com/investor/sec. This information also can be obtained from the SEC by calling 1-800-SEC-0330.

CONTACT:
ConocoPhillips, Houston
Becky Johnson, 281-293-6743 (media)
or
Gary Russell, 212-207-1996 (investors)